October 30, 2013

To: Astrotech Corporation
Attn: Board of Directors
401 Congress Ave.
Suite 1650
Austin, Texas 78701

Re: Resignation

As you know, it has been very hard for me to be away from my family on the East Coast while also serving as the Chief Financial Officer of Astrotech Corporation. After careful consideration, I have decided that I want to spend more time with my family. As a result, I hereby tender my resignation (i) from my positions as Chief Financial Officer, Treasurer and Secretary of Astrotech Corporation, and (ii) from all other positions, titles, duties, authorities and responsibilities with Astrotech Corporation or any of its subsidiaries that I may hold as of the date hereof, each effective immediately.

I wish the best for Astrotech and each of its many stakeholders.

Carlisle Kirkpatrick, IV